Exhibit 107.1

Calculation of Filing Fee Table
Form S-8
(Form Type)
ADOBE INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity(3)	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	7,000,000	$377.225	$2,640,575,000	0.0001531	$404,272.03
Total Offering Amounts					$2,640,575,000		$404,272.03
Total Fee Offsets							$0.00
Net Fee Due							$404,272.03
(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the 2019 Equity Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or similar transaction effected without receipt of consideration by Adobe Inc. (the “Registrant”) which results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per unit and maximum aggregate offering price are calculated based upon the average of the high and low prices of the Registrant’s common stock on June 23, 2025, reported by the Nasdaq Global Select Market.
(3)    Consists of shares of common stock issuable directly, or in respect of awards granted or to be granted, under the 2019 Equity Incentive Plan, as amended.